CERTIFICATE OF INCORPORATION

                                       OF

                          DARBY ACQUISITION CORPORATION


     The  undersigned,   in  order  to  form  a  corporation  for  the  purposes
hereinafter stated, under and pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the corporation (hereinafter referred to as the "corporation") is Darby Acquisition Corporation.

     SECOND: The registered office of the corporation in the State of Delaware is to be located at 2711 Centreville Road, Wilmington, Delaware, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of common stock and One Hundred Thousand (100,000) shares of preferred stock. The par value of each of such shares is $.001.

     FIFTH: The name and mailing address of the incorporator are as follows:

            NAME                               MAILING ADDRESS

            Leslie M. Apple                    Whiteman Osterman & Hanna
                                               One Commerce Plaza
                                               Albany, New York 12260

     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

          (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by written ballot.

          (2) The Board of Directors of the corporation shall have the power to adopt, amend or repeal the by-laws of the corporation; provided, however, that the fact that such power has been conferred upon the Board of Directors shall not divest the corporation's stockholders of the power, nor limit their power to adopt, amend or repeal the by-laws of the corporation.

          (3) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and

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do all such acts and  things  as may be  exercised  or done by the  corporation;
subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

          (4) Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the by-laws. The term "Whole Board" shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

     SEVENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by


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said  laws,  and  all  rights  and  powers  at  any  time  conferred  herein  on stockholders, directors and officers are subject to the provisions of this Article TENTH.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 17th day of October, 2000.

                                                      --------------------------
                                                      Leslie M. Apple
                                                      Incorporator


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